EXHIBIT 99.1

NiMin Energy Corp. Announces 2011 Fourth Quarter and Year-End Results

For Immediate Release

Highlights of the year 2011 include the following:

•	Total proved reserves calculated pursuant to Canadian National Instrument 51-101 (“NI 51-101”) increased 13% to 19.6 million barrels of oil equivalent (“boe”).

•	Total proved reserves calculated pursuant to United States Securities and Exchange Commission guidelines (“SEC Guidelines”) increased 16% to 15.9 million boe.

•	Net present value of proved reserves discounted at 10% before tax (“PV10”) increased 8%, from $311 million to $335 million calculated pursuant to NI 51-101.

•	The PV10 of proved reserves calculated pursuant to SEC Guidelines increased 26% to $215 million in 2011.

•	Average Production increased 23% to 1,033 boe per day.

•	Net Revenues increased 73% to $24.3 million.

•	Strategic review process initiated and expected to be completed by mid-April 2012.

Carpinteria, CA – March 15, 2012 – NiMin Energy Corp. (TSX:NNN) (OTCBB and OTCQX:NEYYF) (the “Company” or “NiMin”) today announced the financial results prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) for the quarter and year ended December 31, 2011. Copies of these documents may be obtained via the Company’s website at www.niminenergy.com and via SEDAR at www.sedar.com. Additionally, we also file reports with the United States Securities and Exchange Commission (“SEC”) available at www.sec.gov. All references to dollar values refer to U.S. dollars unless otherwise stated.

Net loss for the year ended December 31, 2011, was $3.2 million, compared to a net loss of $12.4 million for the year ended December 31, 2010. Loss per share for the year ended December 31, 2011, was $0.05, compared to $0.21 for the year ended December 31, 2010.

For the year ended December 31, 2011, NiMin recorded net revenues of $24.3 million, compared to $14.0 million for the same period in 2010. This 73% increase in net revenues was due to increases in production volumes and increases in commodity prices. Operating costs in 2011 increased to $11.6 million from $9.1 million for the same period in 2010. General &

administrative (“G&A”) expenses during 2011 were $7.9 million, unchanged from 2010. Depreciation, depletion, amortization, and accretion for the year ended December 31, 2011, a non-cash accounting entry, increased to $3.5 million from $3.2 million reported for the same period in 2010. This increase is mainly due to an increase in the Company’s production.

The Company completed the sale of its Louisiana assets during the fourth quarter of 2011. The Company’s production reflects the sale effective December 1, 2011. NiMin anticipates concluding the Company’s strategic review process in mid-April, and plans to update investors at that time.

NiMin’s CEO and Chairman, Mr. Clancy Cottman, said, “NiMin’s fourth quarter and full year results reflect a substantial increase in production, a higher realized commodity price and ongoing cost management. Our team has worked exceptionally hard through the year to aggressively develop our portfolio and generate value from our high-quality oil focused assets. We continue to believe that the company’s share price does not fully reflect the value of our assets and we look forward to concluding our strategic review process aimed at maximizing shareholder value and communicating the results to shareholders.”

CONTACTS:

Investors

Jonathan Wimbish, CFA

NiMin Energy Corp.

Chief Financial Officer

+1 (805) 566-2900

jwimbish@niminenergy.com

Media

Dan Gagnier/Jared Levy

Sard Verbinnen & Co

+1 (212) 687-8080

About NiMin Energy

NiMin is a California based independent oil and gas exploration and production company with principal operations in the Bighorn Basin of Wyoming and the San Joaquin Basin in California.

Cautionary Statements

This news release contains forward-looking statements and information (“forward-looking statements”) within the meaning of applicable securities laws, including the implementation of NiMin’s strategic plan and the timing of the conclusion of the strategic review process. Although NiMin believes that the expectations reflected in its forward-looking statements are reasonable, such statements have been based upon currently available information to NiMin. Such statements are subject to known and unknown risks, uncertainties and other factors that could influence actual results or events and cause actual results or events to differ materially from those stated, anticipated or implied in forward-looking statements. Risks include, but are not limited to: the risks associated with the oil and gas industry (e.g., operational risks in development, exploration and production; delays or changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to production, costs and expenses, and health, safety and environmental risks), commodity price, price and exchange rate fluctuation and uncertainties resulting from potential delays or changes in plans with respect to exploration or development projects or capital expenditures. The risks, uncertainties, material assumptions and other factors that could affect actual results are discussed in more detail in our Annual Report on Form 10-K and other documents available at www.sedar.com and www.sec.gov. Readers are cautioned to not place undue reliance on forward-looking statements. The statements in this press release are made as of the date of this release, and, except as required by applicable law, NiMin does not undertake any obligation to publicly update or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this document are expressly qualified by this cautionary statement. NiMin undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of the NiMin, Legacy or their respective financial or operating results or, as applicable, their securities. The net present value of future net revenue attributable to NiMin’s reserves do not represent fair market value. Boe may be misleading, particularly if used in isolation. A boe conversion ratio of six thousand cubic feet : one barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

The material differences between reserve quantities disclosed under NI 51-101 and those disclosed under the U.S. SEC guidelines and the United States Financial Accounting Standards Board (the “U.S. Rules”) is that NI 51-101 requires the determination of reserve quantities to be based in forecast pricing assumptions whereas the U.S. Rules require the determination of reserve quantities to be based on constant price assumptions calculated using a 12 month average price for the year (sum of the benchmark price on the first calendar day of each month in the year divided by 12).